Exhibit 99.1

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

Deferred for Release Until Friday, August 9, 2013, 8:45 AM EDT

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com

NW BIO RECEIVES REGULATORY DECISION THAT WILL

ENABLE ITS PHASE III BRAIN CANCER TRIAL TO PROCEED IN GERMANY

Three Adjustments To Be Made, Not Affecting Bases For Seeking Product Approval

BETHESDA, MD, August 9, 2013 -- Northwest Biotherapeutics (NASDAQ: NWBO)(NW Bio), a biotechnology company developing non-toxic DCVax® personalized immune therapies for solid tumor cancers, announced today that it has received a decision from the German regulatory agency (the Paul Ehrlich Institute, or PEI) under which the Company’s Phase III clinical trial will be able to proceed in Germany after the Company makes three modifications, none of which affect the body of the trial or the bases for seeking product approval.

Two of the three modifications directed by the PEI involve modest textual matters, as follows:

•	One of the eligibility criteria for the trial is that patients must have adequate bone marrow function, since the immune cells with which DCVax is made are obtained through a leukapheresis blood draw. Currently the eligibility criteria set a general standard for bone marrow function, and identify a specific quantitative measure as an example (“e.g.,”). The PEI has directed that the “e.g.,” be removed and that the same quantitative measure be made into a requirement rather than an example of the requirement.

•	Certain information about the risks and benefits of the DCVax treatment is currently contained in one of the key clinical documents (the Investigator’s Brochure). The PEI has directed that the same information also be added into the trial Protocol document.

The third modification involves dropping an extra arm of the trial which is gathering data on patients who do not meet the eligibility criteria for enrollment in the body of the trial which will form the basis for any product approval decision.

The extra arm of the trial is for patients who may have unusually aggressive cancer, such that they already have progression (tumor recurrence) by the end of 6 weeks of post-surgery radiation treatments as part of standard of care, when eligibility for the DCVax trial is determined. In these cases, today’s imaging technology cannot distinguish between radiation damage or tumor re-growth.  These patients are not eligible for the body of the trial, but are offered enrollment in a side group to receive DCVax treatment. This side group is not part of the clinical results or statistics which will form the basis for seeking product approval, but it provides additional data collection. Accordingly, dropping this side group in Germany as directed by the PEI can readily be done without impacting the trial.  The trial will continue to include the extra arm in countries other than Germany.

“Initiating our Phase III clinical trial in Germany will be a major expansion and advancement of our lead program,” commented Linda Powers, CEO of NW Bio. “We are very excited to receive a favorable decision from the PEI about our Phase III trial, with only three such limited adjustments to be made. We plan to make these modifications right away, and proceed as soon as possible.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe. The Company has a broad platform technology for DCVax dendritic cell-based vaccines. The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer. The Company is also under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression. The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers. The Company also conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.